Exhibit 99.1

Encision Reports Profitable Second Fiscal Quarter Results

BOULDER, Colo., Oct. 29 /PRNewswire-FirstCall/ -- Encision Inc. (OTC Bulletin Board: ECIA), a medical device company owning patented surgical technology that is emerging as a standard of care in minimally-invasive surgery, reported its financial results for its second quarter of fiscal year 2010.

Net sales for the three months ended September 30, 2009 totaled $3.22 million, representing a 4% decrease over net sales of $3.35 million for the prior fiscal year's second quarter. The Company recorded net income of $46 thousand, or $.01 per share, for the second quarter of fiscal year 2010, compared to a net income of $75 thousand, or $.01 per share, for the second quarter of fiscal year 2009. Gross profit margin for the second quarter of fiscal year 2010 was 60.5%, as compared to 61.3% for the second quarter of fiscal year 2009. The higher gross profit margin for the second quarter of fiscal year 2009 was due to a reduction of warranty accrual which increased the gross profit margin by 0.7%.

Net sales for the first six months ended September 30, 2009 totaled $6.39 million, representing a 1% decrease over net sales of $6.44 million for the prior fiscal year's first six months. The Company recorded net income of $210 thousand, or $.03 per share, for the first six months of fiscal year 2010, compared to a net loss of $89 thousand, or ($.01) per share, for the first six months of fiscal year 2009. Gross profit margin for the first six months of fiscal year 2010 was 62.2%, as compared to 60.8% for the first six months of fiscal year 2009, a 1.4% increase resulting from an increase to inventory which resulted in a higher absorption of overhead costs to inventory and a decrease to cost of sales.

"In our second half of fiscal year 2010, we will focus on introducing several new instruments and a number of product line enhancements and are looking forward to exiting this recession and returning to our expected double digit annual growth rates," said Jack Serino, President and CEO of Encision Inc. "During our second quarter ended September 30, 2009, in continuing with our manufacturing vertical integration, we have brought in-house some additional manufacturing processes."

Encision Inc. designs, develops, manufactures and markets innovative surgical devices that allow surgeons to optimize technique and patient safety during a broad range of surgical procedures. Based in Boulder, Colorado, the Company pioneered the development of patented AEM® Laparoscopic Instruments to improve electrosurgery and reduce the chance for patient injury in minimally invasive surgery.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to increase net sales through the Company's distribution channels, insufficient quantity of new account conversions, insufficient cash to fund operations, scale up production to meet delivery obligations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT:   Marcia McHaffie, Encision Inc., 303-444-2600, mmchaffie@encision.com

Encision Inc.
Condensed Balance Sheets
(Amounts in thousands)

	September 30, 2009	March 31, 2009
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$180	$85
Accounts receivable, net	1,238	1,264
Inventories, net	2,427	2,505
Prepaid expenses	76	36

Total current assets	3,921	3,890

Equipment, net	933	840
Patents, net	264	216
Other assets	10	24

Total assets	$5,128	$4,970

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$662	$745
Accrued compensation	407	406
Other accrued liabilities	317	367
Line of credit	225	191

Total current liabilities	1,611	1,709

Common stock and additional paid-in capital	19,606	19,560
Accumulated (deficit)	(16,089)	(16,299)

Total shareholders' equity	3,517	3,261

Total liabilities and shareholders' equity	$5,128	$4,970

Encision Inc.
Condensed Statements of Operations
(Amounts in thousands, except per share information)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	September 30, 2009	September 30, 2008	September 30, 2009	September 30, 2008

Net sales	$3,216	$3,346	$6,389	$6,440
Cost of sales	1,271	1,294	2,412	2,523

Gross profit	1,945	2,052	3,977	3,917

Operating expenses:
Sales and marketing	1,235	1,322	2,434	2,696
General and administrative	343	358	697	725
Research and development	305	280	606	569

Total operating expenses	1,883	1,960	3,737	3,990

Operating income (loss)	62	92	240	(73)
Interest and other income (expense), net	(16)	(17)	(30)	(16)

Income (loss) before provision for income taxes	46	75	210	(89)
Provision for income taxes	––	––	––	––

Net income (loss)	$46	$75	$210	$(89)

Net income (loss) per share - basic and diluted	$0.01	$0.01	$0.03	$(0.01)
Basic and diluted weighted average number of shares	6,455	6,455	6,455	6,452

CONTACT:   Marcia McHaffie of Encision Inc., +1-303-444-2600, mmchaffie@encision.com